Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 31, 2023 in this Amendment No.1 of the Registration Statement on Form S-11 (File No. 333-271262), relating to the consolidated financial statements of Belpointe PREP, LLC as of December 31, 2022 and 2021 and for the years then ended. We also consent to the use of our name as it appears under the caption “Experts”.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

April 27, 2023